Exhibit 99.1

100 Enterprise Dr.

Rockaway, NJ 07866

SUSSEX BANCORP ANNOUNCES A 46% INCREASE IN EPS FOR THE SECOND QUARTER OF 2015 AND

DECLARES QUARTERLY CASH DIVIDEND

ROCKAWAY, NEW JERSEY – July 27, 2015 – Sussex Bancorp (the “Company”) (Nasdaq: SBBX), the holding company for Sussex Bank (the “Bank”), today announced reported net income of $884 thousand, or $0.19 per basic and diluted share, for the quarter ended June 30, 2015, as compared to net income of $607 thousand, or $0.13 per basic and diluted share, for the same period last year. This increase equates to a 46.2% increase in net income per diluted common share for the quarter ended June 30, 2015, as compared to the same period last year. The improvement for the second quarter of 2015 was driven by increased interest income related to loan growth and a 59.7% decline in credit quality costs (provision for loan losses, loan collection costs and expenses and write-downs related to foreclosed real estate) as a result of improved credit quality as non-performing assets (“NPAs”) (excluding performing troubled debt restructured loans) fell to 1.45% of total assets at June 30, 2015 from 2.34% at June 30, 2014.

“Our continued earnings improvement reflects our capacity to grow our businesses combined with a reduction in credit quality costs. The $47.5 million in new commercial loan production makes the second quarter one of our highest commercial loan production quarters. However, our production was offset in part by the sale of $18.1 million in loan participations combined with $13.6 million in early loan payoffs resulting in an annualized loan growth of 4.9% for the second quarter. Our loan pipeline remains strong and we expect solid loan production in subsequent quarters,” said Anthony Labozzetta, President and Chief Executive Officer of the Bank.

In addition, Mr. Labozzetta stated, “We are also seeing strong momentum on the funding side of our balance sheet. Our new Astoria branch continues to exceed our expectations and contributed to a 12% annualized growth in our deposits for the second quarter. Of note is that our non-interest bearing demand accounts increased 17.8% for the quarter (71.2% annualized), which benefits both our current and future earnings.”

Opening of New Branch

The Bank received regulatory approvals for a new branch location in Oradell (Bergen County), New Jersey, which is expected to open in the first quarter of 2016. “We are excited about opening a physical location in Bergen County to better support and serve our customers in a familiar market where we currently have $62.0 million in loan relationships, or over 13% of our current loan portfolio,” said Mr. Labozzetta.

Russell Microcap® Index

In June 2015, the Company was added to Russell Microcap® Index. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes. “We are honored to be a part of this Index, it represents another validation point of our strategic growth and direction we are headed. We look forward to further raising awareness in the investment community about Sussex Bancorp,” noted Mr. Labozzetta.

Declaration of Quarterly Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.04 per share, which is payable on August 24, 2015 to common shareholders of record as of the close of business on August 10, 2015.

Financial Performance

Net Income. For the quarter ended June 30, 2015, the Company reported net income of $884 thousand, or $0.19 per basic and diluted share, as compared to net income of $607 thousand, or $0.13 per basic and diluted share, for the same period last year. The increase in net income for the quarter ended June 30, 2015 was primarily due to an increase in net interest income of $484 thousand and a decline in the provision for loan losses of $200 thousand. The aforementioned were partially offset by increases in non-interest expenses of $185 thousand and income tax expense of $265 thousand.

For the six months ended June 30, 2015, the Company reported net income of $1.8 million, or $0.40 per basic and diluted share, as compared to net income of $1.3 million, or $0.28 per basic and diluted share, for the same period last year. The increase in net income for the six months ended June 30, 2015 was largely due to increases in net interest income of $980 thousand and non-interest income of $353 thousand, which were partially offset by an increase in non-interest expenses of $787 thousand.

Net Interest Income. Net interest income on a fully tax equivalent basis increased $465 thousand, or 10.2%, to $5.0 million for the second quarter of 2015, as compared to $4.6 million for the same period in 2014. The increase in net interest income was largely due to a $58.0 million, or 11.1%, increase in average interest earning assets, principally loans receivable, which increased $55.3 million, or 13.2%. The Company’s net interest margin was 3.47% and 3.50% for the second quarter of 2015 and 2014, respectively.

Net interest income on a fully tax equivalent basis increased $936 thousand, or 10.4%, to $9.9 million for the first six months of 2015, as compared to $9.0 million for the same period in 2014. The increase in net interest income was largely due to a $57.6 million, or 11.1%, increase in average interest earning assets, principally loans receivable, which increased $61.7 million, or 15.0%, and was partially offset by a decrease in the average balance on the securities portfolio of $5.7 million, or 5.7%. The Company’s net interest margin was 3.49% and 3.51% for the first six months of 2015 and 2014, respectively.

Provision for Loan Losses. Provision for loan losses decreased $200 thousand, or 50.0%, to $200 thousand for the second quarter of 2015, as compared to $400 thousand for the same period in 2014.

Provision for loan losses decreased $348 thousand, or 40.8%, to $505 thousand for the first six months of 2015, as compared to $853 thousand for the same period in 2014.

Non-interest Income. Non-interest income increased $43 thousand, or 2.9%, to $1.5 million for the second quarter of 2015, as compared to the same period last year. For the second quarter of 2015, insurance commissions and fees and other income increased $40 thousand and $37 thousand, respectively, as compared to the same period in 2014. The increases were partia1ly offset by a decline in service fees on deposit accounts of $52 thousand for the second quarter of 2015, as compared to the same period in 2014.

The Company reported an increase in non-interest income of $353 thousand, or 11.6%, to $3.4 million for the first six months of 2015, as compared to the same period last year. The increase in non-interest income was largely due to increases in insurance commissions and fees and gains on securities transactions of $222 thousand and $162 thousand, respectively, which were partially offset by a decrease in service fees on deposit accounts of $103 thousand for the first six months of 2015, as compared to the same period in 2014.

Non-interest Expense. The Company’s non-interest expenses increased $185 thousand, or 3.9%, to $4.9 million for the second quarter of 2015, as compared to the same period last year. The increase for the second quarter of 2015, as compared to the same period in 2014, was largely due to increases in salaries and employee benefits of $348 thousand and furniture and equipment expenses of $102 thousand, which were partially offset by decreases in expenses and write-downs related to foreclosed real estate of $126 thousand, loan collection costs of $110 thousand and FDIC fees of $51 thousand.

The Company’s non-interest expenses increased $787 thousand, or 8.5%, to $10.0 million for the first six months of 2015, as compared to the same period last year. The increase for the first six months of 2015, as compared to the same period in 2014, was largely due to increases in salaries and employee benefits of $710 thousand, furniture and equipment expenses of $148 thousand and other expenses of $109 thousand, which were partially offset by decreases in FDIC fees of $103 thousand, loan collection costs of $90 thousand and expenses and write-downs related to foreclosed real estate of $62 thousand.

The increases for the second quarter and six month periods for 2015 as compared to 2014 in salaries and employee benefits expense were due in part to an increase in personnel to support our growth initiative in new markets, including the opening of our Astoria branch in the first quarter of 2015, additional staffing for business development and a temporary increase in staffing costs related to the development of a digital banking division. The increases for the second quarter and six month periods for 2015 as compared to 2014 in furniture and equipment expenses were mostly related to costs associated with our new core application system, which was implemented in the third quarter of 2014.

Financial Condition

At June 30, 2015, the Company’s total assets were $620.0 million, an increase of $24.1 million, or 4.0%, as compared to total assets of $595.9 million at December 31, 2014. The increase in total assets was largely driven by growth in the securities portfolio of $15.9 million, or 18.9%, and loans receivable of $7.1 million, or 1.5%.

Total loans receivable, net of unearned income, increased $7.1 million, or 1.5%, to $479.1 million at June 30, 2015, as compared to $472.0 million at December 31, 2014. During the first six months of 2015, the Company had $52.9 million in loan production, which was largely offset by $19.8 million in loan prepayments, an increase in commercial line of credit pay downs and the sale of $18.1 million in loan participations to mitigate concentration risk.

The Company’s total deposits increased $29.4 million, or 6.4%, to $487.7 million at June 30, 2015, from $458.3 million at December 31, 2014. The increase in deposits was due to increases in both non-interest bearing deposits of $20.0 million, or 28.4%, and interest bearing deposits of $9.4 million, or 2.4%, for June 30, 2015, as compared to December 31, 2014. Included in the aforementioned increase is $18.7 million in new deposits with a cost of under 0.50% attributed to our newest branch in Astoria, New York, which opened in mid-March of 2015.

At June 30, 2015, the Company’s total stockholders’ equity was $51.7 million, an increase of $450 thousand when compared to December 31, 2014. The increase was largely due to net income for the six months ended June 30, 2015. At June 30, 2015, the leverage, Tier I risk-based capital, total risk-based capital and common equity Tier I capital ratios for the Bank were 9.85%, 12.72%, 13.93% and 12.72%, respectively, all in excess of the ratios required to be deemed “well-capitalized.”

Asset and Credit Quality

The Company continued to improve its asset credit quality as total problem assets and NPAs continued to decline. Total problem assets (foreclosed real estate, criticized assets and classified assets) were down 7.1% from December 31, 2014, and the ratio of NPAs to total assets improved to 1.71% at June 30, 2015 from 2.02% at December 31, 2014.

NPAs, which include non-accrual loans, loans 90 days past due and still accruing, troubled debt restructured loans currently performing in accordance with renegotiated terms and foreclosed real estate, decreased $1.5 million, or 12.2%, to $10.6 million at June 30, 2015, as compared to $12.0 million at December 31, 2014. Non-accrual loans decreased $870 thousand, or 14.7%, to $5.1 million at June 30, 2015, as compared to $5.9 million at December 31, 2014. The top five non-accrual loan relationships total $3.1 million, which equates to 61.3% of total non-accrual loans and 29.3% of total NPAs at June 30, 2015. The remaining non-accrual loans at June 30, 2015 have an average loan balance of $85 thousand. Loans past due 30 to 89 days decreased $3.4 million, or 59.9%, to $2.3 million at June 30, 2015, as compared to $5.6 million at December 31, 2014.

The Company continues to actively market its foreclosed real estate properties, which decreased $506 thousand to $3.9 million at June 30, 2015, as compared to $4.4 million at December 31, 2014. The decrease was primarily due to the sale of $1.6 million in foreclosed real estate properties and write-downs of $97 thousand during 2015, which were partially offset by $1.2 million in new foreclosed real estate properties. At June 30, 2015, the Company’s foreclosed real estate properties had an average carrying value of approximately $303 thousand per property.

The allowance for loan losses increased $111 thousand, or 2.0%, to $5.8 million, or 1.20% of total loans, at June 30, 2015, compared to $5.6 million, or 1.20% of total loans, at December 31, 2014. The Company recorded $505 thousand in provision for loan losses, which was partially offset by $394 thousand in net charge-offs for the six months ended June 30, 2015. The allowance for loan losses as a percentage of non-accrual loans increased to 113.8% at June 30, 2015 from 95.2% at December 31, 2014.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Wantage and Rockaway, New Jersey, its eleven branch offices located in Andover, Augusta, Franklin, Hackettstown, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, and Port Jervis and Astoria, New York, and a loan production office in Rochelle Park, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Rochelle Park, New Jersey. For additional information, please visit the Company’s website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project” or similar words. Such statements are based on the Company’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business, risks associated with the quality of the Company’s assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

Contacts:	Anthony Labozzetta, President/CEO

Steven Fusco, SEVP/CFO

844-256-7328

SUSSEX BANCORP
SUMMARY FINANCIAL HIGHLIGHTS
(In Thousands, Except Percentages and Per Share Data)
(Unaudited)

				6/30/2015 VS.
	6/30/2015	12/31/2014	6/30/2014	6/30/2014	12/31/2014
BALANCE SHEET HIGHLIGHTS - Period End Balances
Total securities	$99,861	$83,982	$87,338	14.3%	18.9%
Total loans	479,069	471,973	428,339	11.8%	1.5%
Allowance for loan losses	(5,752)	(5,641)	(5,854)	(1.7)%	2.0%
Total assets	619,997	595,915	557,173	11.3%	4.0%
Total deposits	487,718	458,270	444,346	9.8%	6.4%
Total borrowings and junior subordinated debt	76,087	82,387	58,887	29.2%	(7.6)%
Total shareholders' equity	51,679	51,229	49,681	4.0%	0.9%

FINANCIAL DATA - QUARTER ENDED:
Net interest income (tax equivalent) (a)	$5,039	$4,778	$4,574	10.2%	5.5%
Provision for loan losses	200	306	400	(50.0)%	(34.6)%
Total other income	1,501	1,411	1,458	2.9%	6.4%
Total other expenses	4,922	4,765	4,737	3.9%	3.3%
Income before provision for income taxes (tax equivalent)	1,418	1,118	895	58.4%	26.8%
Provision for income taxes	424	330	159	166.7%	28.5%
Taxable equivalent adjustment (a)	110	65	129	(14.7)%	69.2%
Net income	$884	$723	$607	45.6%	22.3%

Net income per common share - Basic	$0.19	$0.16	$0.13	46.2%	18.8%
Net income per common share - Diluted	$0.19	$0.16	$0.13	46.2%	18.8%

Return on average assets	0.58%	0.50%	0.44%	31.9%	15.3%
Return on average equity	6.76%	5.65%	4.95%	36.7%	19.8%
Net interest margin (tax equivalent)	3.47%	3.46%	3.50%	(0.9)%	0.3%
Avg. interest earning assets/Avg. interest bearing liabilities	1.23	1.22	1.19	3.4%	0.9%

FINANCIAL DATA - YEAR TO DATE:
Net interest income (tax equivalent) (a)	$9,945		$9,009	10.4%
Provision for loan losses	505		853	(40.8)%
Total other income	3,402		3,049	11.6%
Total other expenses	9,992		9,205	8.5%
Income before provision for income taxes (tax equivalent)	2,850		2,000	42.5%
Provision for income taxes	800		457	75.1%
Taxable equivalent adjustment (a)	214		258	(17.1)%
Net income	$1,836		$1,285	42.9%

Net income per common share - Basic	$0.40		$0.28	42.9%
Net income per common share - Diluted	$0.40		$0.28	42.9%

Return on average assets	0.61%		0.47%	29.0%
Return on average equity	7.04%		5.34%	31.9%
Efficiency ratio (b)	76.08%		78.01%	(2.5)%
Net interest margin (tax equivalent)	3.49%		3.51%	(0.6)%
Avg. interest earning assets/Avg. interest bearing liabilities	1.21		1.18%	2.7%

SHARE INFORMATION:
Book value per common share	$11.12	$10.99	$10.65	4.4%	1.2%
Outstanding shares- period ending	4,646,388	4,662,606	4,664,856	(0.4)%	(0.3)%
Average diluted shares outstanding (year to date)	4,597,077	4,580,350	4,569,105	0.6%	0.4%

CAPITAL RATIOS:
Total equity to total assets	8.34%	8.60%	8.92%	(6.5)%	(3.0)%
Leverage ratio (b)	9.85%	10.19%	10.31%	(4.5)%	(3.3)%
Tier 1 risk-based capital ratio (b)	12.72%	12.79%	13.60%	(6.5)%	(0.5)%
Total risk-based capital ratio (b)	13.93%	14.02%	14.85%	(6.2)%	(0.6)%
Common equity Tier 1 capital ratio (b)	12.72%	-%	-%	-%	-%

ASSET QUALITY:
Non-accrual loans	$5,054	$5,924	$10,200	(50.5)%	(14.7)%
Loans 90 days past due and still accruing	10	85	-	-%	(88.2)%
Troubled debt restructured loans ("TDRs") (c)	1,571	1,590	1,611	(2.5)%	(1.2)%
Foreclosed real estate	3,943	4,449	2,854	38.2%	(11.4)%
Non-performing assets ("NPAs")	$10,578	$12,048	$14,665	(27.9)%	(12.2)%

Foreclosed real estate, criticized and classified assets	$20,335	$21,899	$23,523	(13.6)%	(7.1)%
Loans past due 30 to 89 days	$2,257	$5,635	$2,979	(24.2)%	(59.9)%
Charge-offs, net (quarterly)	$212	$374	$(17)	(1,347.1)%	(43.3)%
Charge-offs, net as a % of average loans (annualized)	0.18%	0.33%	(0.02)%	(1,202.0)%	(45.6)%
Non-accrual loans to total loans	1.05%	1.26%	2.38%	(55.7)%	(15.9)%
NPAs to total assets	1.71%	2.02%	2.63%	(35.2)%	(15.6)%
NPAs excluding TDR loans (c) to total assets	1.45%	1.75%	2.34%	(38.0)%	(17.2)%
Non-accrual loans to total assets	0.82%	0.99%	1.83%	(55.5)%	(18.0)%
Allowance for loan losses as a % of non-accrual loans	113.81%	95.22%	57.39%	98.3%	19.5%
Allowance for loan losses to total loans	1.20%	1.20%	1.37%	(12.1)%	0.5%

(a) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance

(b) Sussex Bank capital ratios

(c) Troubled debt restructured loans currently performing in accordance with renegotiated terms

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)

ASSETS	June 30, 2015	December 31, 2014
	(Unaudited)
Cash and due from banks	$2,699	$2,953
Interest-bearing deposits with other banks	4,074	2,906
Cash and cash equivalents	6,773	5,859

Interest bearing time deposits with other banks	100	100
Securities available for sale, at fair value	93,879	77,976
Securities held to maturity	5,982	6,006
Federal Home Loan Bank Stock, at cost	3,624	3,908

Loans receivable, net of unearned income	479,069	471,973
Less: allowance for loan losses	5,752	5,641
Net loans receivable	473,317	466,332

Foreclosed real estate	3,943	4,449
Premises and equipment, net	8,886	8,650
Accrued interest receivable	1,912	1,796
Goodwill	2,820	2,820
Bank-owned life insurance	12,368	12,211
Other assets	6,393	5,808

Total Assets	$619,997	$595,915

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$90,490	$70,490
Interest bearing	397,228	387,780
Total Deposits	487,718	458,270

Borrowings	63,200	69,500
Accrued interest payable and other liabilities	4,513	4,029
Junior subordinated debentures	12,887	12,887

Total Liabilities	568,318	544,686

Total Stockholders' Equity	51,679	51,229

Total Liabilities and Stockholders' Equity	$619,997	$595,915

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollars In Thousands Except Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
INTEREST INCOME
Loans receivable, including fees	$5,275	$4,800	$10,447	$9,423
Securities:
Taxable	302	214	569	431
Tax-exempt	221	255	429	509
Interest bearing deposits	3	4	7	7
Total Interest Income	5,801	5,273	11,452	10,370

INTEREST EXPENSE
Deposits	438	415	854	805
Borrowings	380	361	760	709
Junior subordinated debentures	54	52	107	105
Total Interest Expense	872	828	1,721	1,619

Net Interest Income	4,929	4,445	9,731	8,751
PROVISION FOR LOAN LOSSES	200	400	505	853
Net Interest Income after Provision for Loan Losses	4,729	4,045	9,226	7,898

OTHER INCOME
Service fees on deposit accounts	213	265	426	529
ATM and debit card fees	201	185	375	352
Bank owned life insurance	79	83	157	166
Insurance commissions and fees	736	696	1,891	1,669
Investment brokerage fees	41	37	63	68
Gain on securities transactions	88	94	256	94
Gain on sale of fixed assets	8	-	8	-
Other	135	98	226	171
Total Other Income	1,501	1,458	3,402	3,049

OTHER EXPENSES
Salaries and employee benefits	2,789	2,441	5,569	4,859
Occupancy, net	443	397	920	850
Furniture and equipment	214	112	424	276
Advertising and promotion	90	78	160	122
Professional fees	173	211	319	364
Director fees	147	105	313	242
FDIC assessment	124	175	248	351
Insurance	68	72	120	148
Stationary and supplies	49	52	105	107
Loan collection costs	59	169	156	246
Data processing	429	432	783	812
Expenses and write-downs related to foreclosed real estate	35	161	199	261
Other	302	332	676	567
Total Other Expenses	4,922	4,737	9,992	9,205

Income before Income Taxes	1,308	766	2,636	1,742
INCOME TAX EXPENSE	424	159	800	457
Net Income	$884	$607	$1,836	$1,285

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized (losses) gains on available for sale securities arising during the period	$(1,166)	$1,636	$(850)	$3,353
Reclassification adjustment for net gain on securities transactions included in net income	(88)	(94)	(256)	(94)
Income tax benefit (expense) related to items of other comprehensive income (loss)	502	(617)	442	(1,304)
Other comprehensive (loss) income, net of income taxes	(752)	925	(664)	1,955
Comprehensive income	$132	$1,532	$1,172	$3,240

EARNINGS PER SHARE
Basic	$0.19	$0.13	$0.40	$0.28
Diluted	$0.19	$0.13	$0.40	$0.28

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Dollars In Thousands)
(Unaudited)

	Three Months Ended June 30,
	2015			2014
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$33,406	$331	3.97%	$33,764	$384	4.56%
Taxable	64,261	302	1.88%	62,775	214	1.37%
Total securities	97,667	633	2.60%	96,539	598	2.48%
Total loans receivable (1) (4)	475,855	5,275	4.45%	420,506	4,800	4.58%
Other interest-earning assets	8,844	3	0.14%	7,368	4	0.22%
Total earning assets	582,366	5,911	4.07%	524,413	5,402	4.13%

Non-interest earning assets	37,693			37,675
Allowance for loan losses	(5,738)			(5,653)
Total Assets	$614,321			$556,435

Sources of Funds:
Interest bearing deposits:
NOW	$128,397	$55	0.17%	$115,065	$43	0.15%
Money market	15,935	8	0.20%	11,146	4	0.14%
Savings	140,994	71	0.20%	144,942	74	0.20%
Time	118,520	304	1.03%	108,133	294	1.09%
Total interest bearing deposits	403,846	438	0.44%	379,286	415	0.44%
Borrowed funds	57,249	380	2.66%	49,244	361	2.94%
Junior subordinated debentures	12,887	54	1.68%	12,887	52	1.62%
Total interest bearing liabilities	473,982	872	0.74%	441,417	828	0.75%

Non-interest bearing liabilities:
Demand deposits	83,808			63,239
Other liabilities	4,245			2,713
Total non-interest bearing liabilities	88,053			65,952
Stockholders' equity	52,286			49,066
Total Liabilities and Stockholders' Equity	$614,321			$556,435

Net Interest Income and Margin (5)		5,039	3.47%		4,574	3.50%
Tax-equivalent basis adjustment		(110)			(129)
Net Interest Income		$4,929			$4,445

(1) Includes loan fee income

(2) Average rates on securities are calculated on amortized costs

(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance

(4) Loans outstanding include non-accrual loans

(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Dollars In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2015			2014
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$32,378	$643	4.00%	$33,747	$767	4.58%
Taxable	60,827	569	1.89%	65,119	431	1.33%
Total securities	93,205	1,212	2.62%	98,866	1,198	2.44%
Total loans receivable (1) (4)	473,376	10,447	4.45%	411,681	9,423	4.62%
Other interest-earning assets	7,985	7	0.18%	6,399	7	0.22%
Total earning assets	574,566	11,666	4.09%	516,946	10,628	4.15%

Non-interest earning assets	37,979			36,647
Allowance for loan losses	(5,740)			(5,651)
Total Assets	$606,805			$547,942

Sources of Funds:
Interest bearing deposits:
NOW	$128,279	$105	0.17%	$115,361	$82	0.14%
Money market	15,227	13	0.17%	11,855	8	0.14%
Savings	140,747	142	0.20%	145,509	149	0.21%
Time	115,311	594	1.04%	103,557	566	1.10%
Total interest bearing deposits	399,564	854	0.43%	376,282	805	0.43%
Borrowed funds	60,464	760	2.53%	47,741	709	2.99%
Junior subordinated debentures	12,887	107	1.67%	12,887	105	1.64%
Total interest bearing liabilities	472,915	1,721	0.73%	436,910	1,619	0.75%

Non-interest bearing liabilities:
Demand deposits	77,785			60,405
Other liabilities	3,923			2,458
Total non-interest bearing liabilities	81,708			62,863
Stockholders' equity	52,182			48,169
Total Liabilities and Stockholders' Equity	$606,805			$547,942

Net Interest Income and Margin (5)		9,945	3.49%		9,009	3.51%
Tax-equivalent basis adjustment		(214)			(258)
Net Interest Income		$9,731			$8,751

(1) Includes loan fee income

(2) Average rates on securities are calculated on amortized costs

(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance

(4) Loans outstanding include non-accrual loans

(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets